Exhibit 99.3

NOMINATING COMMITTEE CHARTER
(as adopted April 26, 2004 and amended on August 9, 2006)

Role

The Nominating Committee’s role is to determine the slate of director nominees for election to the Company’s Board of Directors, and to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings.

Membership

The membership of the Committee consists of at least two directors, each of whom is to be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. In addition, each such director shall be independent as determined under Nasdaq criteria. The Board appoints the chairperson in consultation with the Chairman/CEO.

Operations

The Committee meets at least twice a year in person or telephonically. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Nominating Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the state of Wyoming.

 Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

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Responsibilities

The principal responsibilities and functions of the Nominating Committee are as follows:

•	Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders.
•	Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.
•	Assist in identifying, interviewing and recruiting candidates for the Board.
•	Annually review the composition of each committee and present recommendations for committee memberships to the Board as needed.
•
Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee Chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

•	Regularly review and make recommendations about changes to the charter of the Nominating Committee.

Selection Criteria

Pursuant to its charter, the Nominating Committee has adopted a policy for consideration of any director candidates recommended by security holders, and may (or may not) recommend to the board of directors that candidate(s) be put on an Annual Meeting election slate and identified in the Company's proxy statement, if:

1.
At least 150 calendar days before the meeting date, the security holder requests in writing that the nominating committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting. The security holder must identify the individual and provide background information about the individual sufficient for the committee to evaluate the suggested nominee's credentials. Such requests should be addressed to the president or chief executive officer, who will forward the requests to the Nominating Committee.

2.
The candidate meets certain specific minimum qualifications: Substantial experience in top or mid-level management (or serving as a director) of public mineral exploration/development companies, with particular emphasis on understanding and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments

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with the Company; and the ability to understand and analyze complex financial statements. A security holder-recommended candidate also will have to possess a good business and personal background, which the nominating committee will independently verify. These same categories of qualifications will be used by the nominating committee in considering any nominee candidate, whether recommended by a security holder, an officer, or another director.

Although all security holder-recommended candidates, and all candidates recommended by another director or by an officer, will be evaluated by the nominating committee in good faith, the full board of directors, by majority vote, will make the final decision whether to include an individual in the next proxy statement.

Vacancy on the Board of Directors

In the event of a vacancy on the Board of Directors, following determination by the full Board of Directors that such vacancy shall be filled, the Nominating Committee shall identify individuals qualified to fill such vacancy, consistent with any qualifications, expertise and characteristics which have been approved by the full Board of Directors or determined by the Nominating Committee from time to time. In making such determination, the Nominating Committee will review the current members of the Board of Directors and determine what additional strengths and disciplines the Board of Directors needs to fulfill its responsibilities. The Nominating Committee should take caution to insure that the full Board of Directors consists of all disciplines necessary to oversee and guide the Company in its chosen businesses. Recommendations to serve on the Board of Directors can come from Management of the Company, industry connections, search groups, outside counsel, volunteers, shareholders or personal acquaintances. The CEO may at all times make recommendations as to potential candidates to fill vacancies of both Board and Officer vacancies.

The Nominating Committee shall also take into account any candidates recommended by shareholders as described in its full charter. In determining the best candidates to fill any vacancies of the Board of Directors, the Nominating Committee will, at a minimum, consider the following:

•	The candidate's availability and willingness to serve.
•	Interview the candidate to determine qualifications.
•	Discuss the candidates with Management of the Company.
•	Ask candidates to provide personal resume with industry experience as well as character references.
•	The Nominating Committee may elect to verify qualifications through reference checks or industry contacts.

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The Nominating Committee shall make a formal recommendation to the full Board of Directors of their first choice candidate. After discussion by the full Board of Directors, if the nominated candidate is confirmed by a majority vote of the full Board of Directors, the candidate will serve as a member of the Board of Directors until the next regularly scheduled annual meeting at which time the replacement Director will have to be elected by the shareholders.

In the event that the first choice candidate of the Nominating Committee is not approved by the full Board of Directors, the Nominating Committee will continue to present additional candidates until such time as one is approved by a majority vote of the full Board of Directors.

Vacancy in Executive Officer Position

For purposes of this First Amendment to the Nominating Committee Charter the definition of Executive Officers shall include but not be limited to:

•	CEO
•	President/COO
•	CFO
•	Treasurer
•	Vice Presidents - Senior Vice President, Vice President of Finance
•	General Counsel

All these Executive Officers serve at the will of the Board of Directors on an annual basis after being nominated by the Nominating Committee and approved by the full Board of Directors at each regularly scheduled annual meeting of the shareholders.

In the event of a vacancy in one of the Executive Officer positions, the Nominating Committee will first look within the current employees to determine if there is an employee who can assume and carry out the responsibilities of the Executive Office which is vacant. Additionally, the Nominating Committee is obligated to obtain the best Executive Officers available so it may also look outside the current employee base for potential candidates to fill the vacancy. The Nominating Committee shall have full authority to engage outside employment search firms, legal counsel or other assistance as deemed appropriate by the Nominating Committee to locate such qualified candidates to fill vacant Executive Officer positions. Recommendations for candidates to fill vacancies in Executive Officers can also be made by Management of the Company as well as industry connections, outside counsel, volunteers, shareholders or personal acquaintances.

In assessing the qualifications of each Executive Officer candidate the Nominating Committee must interview the following for each of the following offices:

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•
Chairman, CEO, President and COO - all remaining Executive Officers of the Company. Industry leaders and partners with whom the potential candidate has interfaced. The ability of negotiating transactions should be ascertained as well as the ability to carry out established plans. Leadership skills and support of the management team need to be explored prior to nomination.

•
CFO/Treasurer/V.P. Finance - all remaining Executive Officers of the Company. Partner, and if deemed necessary Manager, of Independent Audit firm for the Company as well as Internal Audit and Tax Accountant partners.

•	Senior Vice President - all remaining Executive Officers of the Company as well as industry partners and representatives who can evaluate the technical skills of the potential candidate.
•	General Counsel - all remaining Executive Officers of the Company. Partner level representatives of all outside counsel and partner of outside SEC counsel.

Additionally, at the will of the Nominating Committee, the out going Executive Officer may be interviewed regarding the qualifications of any and all potential candidates to fill the vacancy.

Once the Nominating Committee determines that it has narrowed the list of candidates to the top two or three candidates, it will make a formal recommendation to the full Board of Directors for their first choice candidate. After discussion by the full Board, the candidate is either confirmed, by a majority vote of the full Board of Directors to serve at the will of the Board, or is rejected.

In the event that the first choice candidate of the Nominating Committee is not approved by a majority of the full Board of Directors, the Nominating Committee will continue to present its list of final candidates until such time as one is approved by a majority vote of the full Board of Directors.

At such time as a candidate is confirmed by the full Board of Directors by majority vote, the Nominating Committee will refer the proposed compensation as well as participation in any of the Company established Executive Compensation and Retirement Plans to the Compensation Committee. The Compensation Committee will have full authority to adjust and approve compensation as well as participation in the Executive and Retirement Plans.

Other

The Nominating Committee shall have the authority, to the extent it deems necessary or appropriate, to retain any search firm to assist in identifying and evaluating director and or executive officer candidates and to retain independent legal counsel and any other advisors. The Company shall provide adequate funding, as determined by the Nominating Committee, for payment of compensation for any advisors retained by the Nominating Committee.

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The Nominating Committee shall make regular reports to the full Board of Directors as to its search results and will propose any necessary action to the full Board of Directors.

The Nominating Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board.

The Nominating Committee shall annually evaluate the Committee’s own performance and provide a report on such evaluation to the Board.

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